NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP NAMES BRYAN WIMBERLY TO BOARD OF DIRECTORS

Houston, TX, -- July 25, 2013 - DXP Enterprises, Inc. (NASDAQ: DXPE), a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry, today announced that Bryan Wimberly was appointed to the Company’s Board of Directors on July 24, 2013.  Mr. Wimberly’s term will expire at the Company’s next annual shareholder meeting, at which time he will stand for re-election by the company’s shareholders.

“Bryan will be a great addition to the DXP Board,” said David Little, Chairman and CEO.  “Bryan’s years of experience in industrial distribution, manufacturing, mergers and acquisitions, corporate finance and commercial banking bring an important perspective to the boardroom.”

Mr. Wimberly, 74, retired from DXP in 1999.  At the time of his retirement from DXP, Mr. Wimberly was Senior Vice President-Corporate Development.  Mr. Wimberly was employed by DXP, or its predecessor company, in various executive capacities since 1987.  Prior to employment by DXP, Mr. Wimberly served as President & CEO of The Shoreline Companies, Inc. (a distributor of pumping and valve automation equipment headquartered in Houston which was acquired by DXP).

Mr. Wimberly, is a graduate of Yale University with a BA and holds an MBA from the Wharton School of Finance.  He is a founding member and past President of GDPWW-a nation-wide organization of industrial distributors.  Mr. Wimberly currently serves on the Board of Directors of Automation Technology, Inc., a privately owned Houston based manufacturer of valve automation equipment.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

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